EXHIBIT 99.1

Celsion Corporation Announces Transfer of Stock Listing to the NASDAQ
Capital Market

Transfer Provides Flexibility and Addresses Listing Notice

COLUMBIA, Md., July 9, 2010/PRNewswire/ -- Celsion Corporation (NASDAQ: CLSN), a biotechnology drug development company that is leveraging its Heat Sensitive Liposomal Technology platform to encapsulate and deliver high concentrations of proven chemotherapeutics, announced today that it has received approval from the NASDAQ Stock Market to transfer the listing of its common stock from the NASDAQ Global Market to the NASDAQ Capital Market.  The Company’s common stock will continue to be traded under the symbol “CLSN” and trading of its common stock will be unaffected by this transfer.  This transfer will be effective as of the opening of business on July 12, 2010.

The Company’s decision to transfer its stock to the NASDAQ Capital Market satisfies a letter dated July 6, 2010 from the NASDAQ Stock Market stating that the Company’s listed securities did not meet the minimum $50 million Market Value of Listed Securities (“MVLS”) requirement for listing on the NASDAQ Global Market pursuant to Listing Rule 5450(b)(2)(A). The Company determined that transferring its common stock to the NASDAQ Capital Market would provide Celsion with the greatest flexibility.

The NASDAQ Capital Market is one of three tiers of the NASDAQ Stock Market and is a continuous trading market that operates in substantially the same manner as the NASDAQ Global Market.  All companies listed on the NASDAQ Capital Market must meet certain financial requirements and adhere to NASDAQ’s corporate governance standards.

About Celsion

Celsion is dedicated to the development and commercialization of innovative oncology drugs including tumor-targeting treatments using focused heat energy in combination with heat-activated drug delivery systems. Celsion has licensed ThermoDox(R) to Yakult-Honsha for the Japanese market and has a partnership agreement with Phillips Medical to jointly develop its heat activated liposomal technology in combination with high intensity focused ultrasound to treat difficult cancers. Celsion has research, license, or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, University of Hong Kong, Cleveland Clinic, and the North Shore Long Island Jewish Health System.

For more information on Celsion, visit our website: http://www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Investor Contact

Marcy Nanus

The Trout Group

646-378-2927 or mnanus@troutgroup.com